Exhibit 99.1

Aoxin Tianli Group, Inc. Reports Fourth Quarter and Fiscal Year 2016 Financial Results

WUHAN CITY, China, March14, 2017 /PRNewswire/ -- AoxinTianli Group, Inc. (NASDAQ:ABAC) ("AoxinTianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, with headquarters in Wuhan City, Hubei Province, China, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2016.

Mr. Wocheng Liu, Chairman and Co-Chief Executive Officer of AoxinTianli, commented, “Our overall revenues decreased in 2016 mainly due to a 12.4% decrease in revenues from hog farming that more than offset the 53.6% growth in retail sales of our branded specialty black hog pork products. The decrease in revenues from hog farming reflected the impact of reduced operations after we sold two hog farms in the third quarter of 2015 and was partially offset by an increase in blended average selling prices for our hogs. Our profitability also deteriorated in 2016 as both gross and operating margins decreased from a year ago, reflecting continued challenges facing the hog farming industry as well as the negative impact of severe floods in July that interrupted our businesses. Looking ahead, despite continuing macro challenges on the back of slowing GDP growth trend and volatile pork and feed prices, the Company will continue to explore strategic opportunities to regain growth and profitability.”

Three Months Ended December 31, 2016 Financial Results

Revenues

	For the Three Months Ended December 31,
($ thousands, except per share data)	2016	2015	% Change
Revenues	$7,186	$8,752	-17.9%
Hog farming	6,253	8,399	-25.6%
Retail	934	352	165.2%
Gross margin	17.7%	25.9%	-8.2 pp
Operating margin	4.7%	13.0%	-8.4 pp
Net Income	365	2,871	-87.3%
Net income from continuing operations	371	1,275	-70.9%
Gain (loss) from operations and disposal of discontinued component	(6)	1,596	NM
Net income (loss) for common shareholders	(382)	2,935	NM
Earnings (loss) per share	(0.05)	0.35	NM
Continuing operations	0.05	0.15	NM
Discontinued components	(0.00)	0.19	NM

Revenues for the fourth quarter of 2016 decreased by $1.57 million, or 17.9%, to $7.19 million from $8.75 million for the same period of last year. The decrease in revenues was primarily due to a decrease in number of hogs sold and partially offset by an increase in the average selling prices for our hogs.

Revenues from hog farming, which includes sales of regular breeder hogs, regular market hogs, and black hogs, decreased by $2.15 million, or 25.6%, to $6.25 million for the fourth quarter of 2016 from $8.40 million for the same period of last year. The Company sold a total of 27,914 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $224 per hog during the fourth quarter of 2016, compared to 38,000 hogs sold and a blended average selling price of $221 per hog for the same period of last year.

	For the Three Months Ended December 31,
	2016			2015
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	3,861	$240	$925	5,897	$255	$1,505
Market hogs- regular hogs	14,689	200	2,936	17,854	209	3,734
Market hogs- black hogs	9,364	255	2,392	14,249	222	3,160
Total Hog Farming	27,914	224	6,253	38,000	221	8,399

	Kilogram	Average Price/kg ($)	Sales ($ thousands)	Kilogram	Average Price/kg ($)	Sales ($ thousands)
Retail- specialty black hog pork products	186,357	$5	934	51,872	$7	352

Revenues for the fourth quarter of 2016 from regular breeder hog sales decreased by 38.6% to $0.93 million with the number of regular breeder hogs sold decreasing by 34.5% to 3,861 hogs and the average selling price of regular breeder hogs decreasing by 6.2% to $240 per hog. Revenues for the fourth quarter of 2016 from regular market hog sales decreased by 21.4% to $2.94 million as the number of regular market hogs sold decreased by 17.7% to 14,689 hogs while the average selling price of regular market hogs decreased by 4.4% to $200 per hog. Revenues for the fourth quarter of 2016 from black market hogs decreased by 24.3% to $2.39 million with the number of black hogs sold decreasing by 34.3% to 9,364 hogs and the average selling price of black hogs increasing by 15.2% to $255 per hog.

We sold 186,357 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $0.93 million for the fourth quarter of 2016. This compares to 51,872 kilograms sold at approximately $7 per kilogram and revenues of $0.35 million for the same period of last year. These revenues, combined with the sales of black market hogs, led to $3.33 million in revenues from our black hog program for the third quarter of 2016, compared to $3.51 million for the same period of last year.

The results of operations of Hang-ao and OV Orange and their wholly owned subsidiaries, were reclassified as discontinued operations in the Company's financial statements for the three months and twelve months ended December 31, 2016 and 2015 based on the Company's decision to focus on the hog industry and sell both subsidiaries. OV Orange and Hang-ao were sold on December 29, 2015 and December 23, 2016, respectively.

Gross profit

Cost of goods sold decreased by $0.57 million, or 8.8%, to $5.92 million for the fourth quarter of 2016 from $6.49 million for the same period of last year. Cost of goods sold for hog farming decreased by $0.99 million, or 15.8%, to $5.25 million for the fourth quarter of 2016 from $6.24 million for the same period of last year. The decrease in cost of goods sold for hog farming was primarily due to the sales of two hog farms during the fourth quarter of 2015. Cost of goods sold for retail increased by $0.42 million, or 166.4%, to $0.67 million for the fourth quarter of 2016 from $0.25 million for the same period of last year. Cost of goods sold as a percentage of sales for retail was consistent year over year.

Overall gross profit decreased by $0.99 million, or 43.9%, to $1.27 million for the fourth quarter of 2016 from $2.27 million for the same period of last year.

Gross profits for hog farming and retail were $1.00 million and $0.27 million, respectively, for the fourth quarter of 2016, compared to $2.16 million and $0.10 million, respectively, for the same period of last year.

Overall gross margin was 17.7%, with gross margins for hog farming and retail of 16.0% and 28.7%, respectively, for the fourth quarter of 2016. This compared to overall gross margin of 25.9%, and gross margins for hog farming and retail of 25.7% and 28.7%, respectively, for the same period of last year.

Operating income (loss)

Total operating expenses, including general and administrative expenses and selling and marketing expenses, decreased by $0.19 million, or 16.7%, to $0.93 million for the fourth quarter of 2016 from $1.12 million for the same period of last year. Operating income for the fourth quarter of 2016 was $0.34 million, compared to $1.14 million for the same period of last year. Operating margin for the fourth quarter of 2016 was 4.7%, compared to 13.0% for the same period of last year.

Net income (loss)

Net income was $0.36 million for the fourth quarter of 2016, compared to $2.87 million for the same period of last year. Our net income from continuing operations, including both hog farming and retail, was $0.37 million for the fourth quarter of 2016, compared to $1.27 million for the same period of last year, reflecting the financial impact from the disposal of hog farms in the third quarter of 2015 which limited our earning ability in 2016.Net loss from the operations and sales of our discontinued operations, including both Hang-ao and OV Orange, was $0.01 million for the fourth quarter of 2016, compared to net income of $1.60 million for the same period of last year.

After the deduction of non-controlling interests, net loss attributable to common shareholders for the fourth quarter of 2016 was $0.38 million, or a net loss of $0.05 per diluted share. This compared to net income attributable to common shareholders of $2.94 million, or net income of $0.35 per diluted share, for the same period of last year.

Twelve Months Ended December 31, 2016 Financial Results

Revenues

	For the Twelve Months Ended December 31,
($ thousands, except per share data)	2016	2015	% Change
Revenues	$33,698	$37,368	-9.8%
Hog farming	31,449	35,904	-12.4%
Retail	2,248	1,464	53.6%
Gross margin	19.0%	23.3%	-4.3 pp
Operating margin	7.3%	9.7%	-2.5 pp
Net income (Loss)	(2,138)	4,436	NM
Net income from continuing operations	941	2,982	-68.4%
Gain (loss) from operations and disposal of discontinued component	(3,079)	1,454	NM
Net income (loss) for common shareholders	(1,760)	4,490	NM
Earnings (loss) per share	(0.26)	0.55	NM
Continuing operations	0.12	0.37	-67.6%
Discontinued components	(0.38)	0.18	NM

Revenues for 2016 decreased by $3.67 million, or 9.8%, to $33.70 million from $37.37 million for 2015. The decrease in revenues reflected the reduction in our business as a result of the sale of two hog farms in the third quarter of 2015 and inventory losses from the July flood damage. The two farms sold in 2015 contributed revenues of $4.4 million in 2015 while the inventory losses from the July flood were $1.67 million in 2016. The decrease in the number of hog sold was partially offset by an increase in the average selling prices for black and regular market hogs.

Revenues from hog farming, which includes sales of regular breeder hogs, regular market hogs, and black hogs, decreased by $4.45 million, or 12.4%, to $31.45 million for 2016 from $35.90 million for 2015. The Company sold a total of 127,360 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $247 per hog during 2016, compared to 160,851 hogs sold and a blended average selling price of $223 per hog for 2015.

	For the Twelve Months Ended December 31,
	2016			2015
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	15,957	$249	$3,967	26,349	$266	$7,019
Market hogs- regular hogs	60,808	220	13,394	76,683	209	16,048
Market hogs- black hogs	50,595	278	14,089	57,819	222	12,837
Total Hog Farming	127,360	247	31,449	160,851	223	35,904

	Kilogram	Average Price/kg ($)	Sales ($ thousands)	Kilograms	Average Price/kg ($)	Sales ($ thousands)
Retail- specialty black hog pork products	462,499	$5	$2,248	290,154	$5	$1,464

Revenues for 2016 from regular breeder hog sales decreased by 43.5% to $3.97 million with the number of regular breeder hogs sold decreasing by 39.4% to 15,957 hogs and the average selling price of regular breeder hogs decreasing by 6.7% to $249 per hog. Revenues for 2016 from regular market hog sales decreased by 16.5% to $13.39 million as the number of regular market hogs sold decreased by 20.7% to 60,808 hogs while the average selling price of regular market hogs increased by 5.2% to $220 per hog. Revenues for 2016 from black market hogs increased by 9.8% to $14.09 million with the number of black hogs sold decreasing by 12.5% to 50,595 hogs and the average selling price of black hogs increasing by 25.4% to $278 per hog.

We sold 462,499 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $2.25 million for 2016. This compares to 290,154 kilograms sold at approximately $5 per kilogram and revenues of $1.46 million for 2015. These revenues, combined with the sales of black market hogs, led to $16.34 million in revenues from our black hog program during 2016, compared to $14.30 million for 2015.

Gross Profit

Cost of goods sold decreased by $1.38 million, or 4.8%, to $27.29 million for 2016 from $28.67 million for 2015. The decrease in cost of goods sold primarily results from a reduction in costs in our hog farming segment as a result of a reduction in the purchase prices for our feeds and the sale of two of our farms in the third quarter of 2015. Cost of goods sold for hog farming decreased by $1.96 million, or 7.1%, to $25.63 million for 2016 from $27.59 million for 2015. Cost of goods sold for retail increased by $0.58 million, or 53.3%, to $1.66 million for 2016 from $1.08 million for 2015. Cost of goods sold as a percentage of sales for retail was consistent year over year.

Overall gross profit decreased by $2.29 million, or 26.3%, to $6.41 million for 2016 from $8.70 million for last year. This decrease in our gross profit reflected the reduction in our business as a result of the disposal of hog farms in 2015 and the flood damage in July 2016.

Gross profits for hog farming and retail were $5.82 million and $0.59 million, respectively, for 2016, compared to $8.32 million and $0.38 million, respectively, for last year.

Overall gross margin was 19.0%, with gross margins for hog farming and retail of 18.5% and 26.2%, respectively, for 2016. This compared to overall gross margin of 23.3%, and gross margins for hog farming and retail of 23.2% and 26.0%, respectively, for 2015.

Operating income (loss)

Total operating expenses, including general and administrative expenses and selling and marketing expenses, decreased by $1.10 million, or 21.8%, to $3.96 million for 2016 from $5.06 million for 2015. The decrease was primarily the result of a decrease of $0.5 million in stock based compensation, a decrease of $0.1 million in our bad debt expense, and a decrease of $0.2 million in our depreciation expense as a result of the disposal of two hog farms in 2015.

Operating income decreased by $1.19 million, or 32.6%, to $2.45 million for 2016 from $3.63 million for 2015. Operating margin for 2016 was 7.3%, compared to operating margin of 9.7% for 2015.

Net income (loss)

Net loss was $2.14 million for 2016 primarily as a result of the negative $3.0 million impact from discontinued operations and $1.67 million in booked expenses related to the floods in early July, compared to net income of $4.44 million for 2015. Our net income from continuing operations, including both hog farming and retail, decreased by $2.04 million, or 68.4%, to $0.94 million for 2016 from $2.98 million for last year. This decrease was mainly due to the booked losses related to the floods in early July this year. Net loss from the operations and sales of our discontinued operations, Hang-ao and OV Orange, was $3.08 million for 2016, compared to a net gain of $1.45 million for 2015.

After the deduction of non-controlling interests, net loss attributable to common shareholders for 2016 was $1.76 million, or a net loss of $0.26 per share. This compared to net income attributable to common shareholders of $4.49 million, $0.55 per share, for 2015.

Financial Condition

As of December 31, 2016, the Company had cash and cash equivalents of $54.46 million, compared to $49.66 million at the end of 2015. Working capital as of December31, 2016 was $57.50 million as compared to $63.98 million at December 31, 2015. Net cash provided by operating activities was $10.05 million for the 2016 year, compared to $21.25 million for last year. Net cash used in investing activities was $1.24 million for 2016, primarily for purchases of new equipment for our hog farms. This compared to net cash provided by investing activities of $3.98 million for last year, mostly generated by our discontinued operations. Net cash used in financing activities was $0.30 million for 2016, compared  to $11.98 million for 2015.

Company Update

On December 23, 2016, the Company executed an equity transfer agreement to sell the Company’s 88% equity interest in Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd. (“Hang-ao”) to Zhong Bi Cheng Holdings Co., Ltd., a Hangzhou-based PRC corporation, for a total consideration of RMB 26 million (approximately US$ 3.7 million).

About AoxinTianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tony Tian, CFA
Weitian Group LLC
Phone: +1-732-910-9692
Email: tony.tian@weitian-ir.com

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2016	2015

ASSETS
Current Assets:
Cash and cash equivalents	$54,458,026	$49,656,897
Accounts receivable, net	60,283	292,684
Inventories, net	5,506,085	5,656,165
Advances to suppliers, net	1,129,477	7,823,138
Prepaid expenses	112,676	816,646
Other receivables, net	293,377	312,161
Restricted cash	-	9,242,571
Assets from discontinued operations	-	7,926,437
Total Current Assets	61,559,924	81,726,699

Long-term prepaid expenses, net	1,196,989	1,389,144
Plant and equipment, net	21,113,840	23,410,803
Biological assets, net	1,901,744	1,580,847
Intangible assets, net	2,403,637	2,802,948

Total Assets	$88,176,134	$110,910,441

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	$2,591,793	$-
Bank acceptance notes payable	-	12,323,428
Accounts payable and accrued payables	5,327	19,655
Other payables	1,465,164	3,041,085
Liabilities from discontinued operations	-	2,359,696
Total Current Liabilities	4,062,284	17,743,864

Stockholders' Equity:
Common stock ($0.004 par value, 25,000,000 shares authorized, 7,988,245 shares and 8,295,995 shares issued and outstanding as of December 31, 2016 and 2015)	31,952	33,183
Additional paid in capital	61,395,561	61,743,410
Statutory surplus reserves	2,416,647	2,457,180
Retained earnings	26,835,585	28,595,306
Accumulated other comprehensive income	(6,565,895)	(1,018,861)
Stockholders' Equity - Aoxin Tianli Group Inc. and Subsidiaries	84,113,850	91,810,218
Noncontrolling interest	-	1,356,359
Total Stockholders' Equity	84,113,850	93,166,577
Total Liabilities and Stockholders' Equity	$88,176,134	$110,910,441

See accompanying notes to unaudited consolidated financial statements

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2016	2015

Revenues	$33,697,680	$37,367,956
Cost of goods sold	27,290,471	28,670,968
Gross profit	6,407,209	8,696,988

Operating expenses:
General and administrative expenses	3,549,546	4,385,741
Selling expenses	409,614	677,195
Total operating expenses	3,959,160	5,062,936

Income from operations	2,448,049	3,634,052

Other income (expense):
Interest income	139,066	103,228
Subsidy income	22,524	3,532
Loss from disposal of Farm 2 and Farm 3	-	(779,337)
Gain from disposal of construction in progress	-	4,254
Flood damange	(1,670,820)	-
Other income, net	2,258	16,363
Total other expense	(1,506,972)	(651,960)

Income before income taxes	941,077	2,982,092

Income taxes	-	-
Net income from continuing operations	941,077	2,982,092

Discontinued operations:
Loss from operations of discontinued component, net of taxes	(3,149,566)	(690,385)
Gain from disposal of discontinued component, net of taxes	70,820	2,144,226

Net income (Loss)	(2,137,669)	4,435,933
Net loss attributable to noncontrolling interest	377,948	53,901
Net income (loss) attributable to Aoxin Tianli Group Inc. common stockholders	(1,759,721)	4,489,834

Other comprehensive loss:
Unrealized foreign currency translation adjustment	(6,352,105)	(5,553,102)

Comprehensive loss	$(8,111,826)	$(1,063,268)

Earnings (losses) per share attributable to Aoxin Tianli Group Inc. common stockholders - basic and diluted:
Weighted-average shares outstanding, basic and diluted	8,061,349	8,138,495

Continuing operations - Basic & diluted	$0.12	$0.37
Discontinued operations - Basic & diluted	$(0.38)	$0.18

See accompanying notes to unaudited consolidated financial statements

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net income from continuing operations	$941,077	$2,982,092
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,898,610	2,693,265
Amortization of prepaid expenses	242,304	288,857
Amortization of long-term prepaid expenses	106,818	113,308
Bad debt expense	-	113,944
Stock-based compensation	313,438	822,022
Recovery gain from inventory valuation	-	(84,279)
Loss from farm shutdown	-	11,838
Fire damage	-	-
Flood damange	1,670,820	-
Destructed inventories from floods	662,792	-
Destructed biological assets from floods	163,280	-
Loss from disposal of farms	-	779,337
Gain from disposal of construction in progress	-	(4,254)
Loss from disposal of biological assets	473,681	264,227
Changes in operating assets and liabilities:
Accounts receivable	222,995	(198,705)
Inventories	3,972,673	7,578,664
Advances to suppliers	-	506,633
Prepaid expenses	(217,380)	(269,289)
Other receivables	(1,663)	(195,345)
Long-term prepaid expenses	(718)	-
Accounts payable and accrued payables	(24,958)	17,274
Advances from customers	-	(44,504)
Other payables	(1,398,591)	613,000
Total adjustments	9,106,209	13,005,993
Net cash provided by operating activities from continuing operations	10,047,286	15,988,085
Net cash provided by operating activities from discontinued operations	-	5,257,949
Net cash provided by operating activities	10,047,286	21,246,034

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of construction in progress	-	4,254
Proceeds from disposal of farms	-	1,204,084
Purchase of biological assets	(105,374)	-
Purchase of plant and equipment	(2,960,399)	(2,741)
Net cash provided by investing activities from continuing operations	(3,065,773)	1,205,597
Net cash provided by investing activities from discontinued operations	1,823,515	2,769,826
Net cash provided by investing activities	(1,242,258)	3,975,423

CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash received from (deposited to) banks	9,032,064	(9,632,674)
Due to (from) related party	-	29,036
Proceeds from short-term loans	2,709,619	-
Repayment of short-term loans	(12,042,752)	(2,376,060)
Net cash used in financing activities from continuing operations	(301,069)	(11,979,698)
Net cash provided by financing activities from discontinued operations	-	-
Net cash used in financing activities	(301,069)	(11,979,698)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(3,702,830)	(2,708,731)

NET INCREASE IN CASH	4,801,129	10,533,028

CASH, BEGINNING OF PERIOD	49,656,897	39,123,869

CASH, END OF PERIOD	$54,458,026	$49,656,897

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$82,313	$50,043
Income tax paid	$-	$-

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Prepayments for raw material purchases made with bank acceptance notes	$-	$12,843,565
Shares issued to employees	$-	$1,433,700
Receivables used to offset the selling price in OV Orange disposal transaction	$-	$1,105,174
Inventories received from prior year prepayments	$6,464,135	$-
Inventories transferred to biological assets	$1,577,504	$-
Cancelation of shares related to Hang-ao acquisition	$1,047	$-
Cancelation of shares related to employees' compensation	$361,080	$-

See accompanying notes to unaudited consolidated financial statements

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF THE STOCKHOLDERS' EQUITY

	Common Stock		Additional Paid-in	Statutory Surplus	Retained	Accumulated Other Comprehensive	Noncontrolling
	Shares	Amoount	Capital	Reserves	Earnings	Income	Interest	Total
Balance, December 31, 2014	8,093,495	$32,373	$63,022,184	$2,532,813	$24,105,472	$4,079,896	$1,651,972	$95,424,710

Stock-based compensation	202,500	810	1,432,890	-	-	-	-	1,433,700
Cancelation of independent director's options			(8,432)	-	-	-	-	(8,432)
Disposal of a subsidiary	-	-	(2,703,232)	(75,633)	-	454,345	(270,139)	(2,594,659)
Comprehensive income:
Net income	-	-	-	-	4,489,834	-	(53,901)	4,435,933
Unrealized foreign currency translation adjustment	-	-	-	-	-	(5,553,102)	28,427	(5,524,675)

Balance, December 31, 2015	8,295,995	33,183	61,743,410	2,457,180	28,595,306	(1,018,861)	1,356,359	93,166,577

Cancelation of "earn-out" shares at Hang-ao acquisition			1,047	-	-	-	-	-
Cancelation of employees' compensation shares			(360,876)	-	-	-	-	(361,080)
2015 stock-based compensation to an investor relationship consulting firm			11,980	-	-	-	-	12,000
Disposal of a subsidary	-	-	-	(40,533)	-	805,071	(926,263)	(161,725)
Comprehensive income:
Net income	-	-	-	-	(1,759,721)	-	(377,948)	(2,137,669)
Unrealized foreign currency translation adjustment	-	-	-	-	-	(6,352,105)	(52,148)	(6,404,253)

Balance, December 31, 2016	7,988,245	$31,952	$61,395,561	$2,416,647	$26,835,585	$(6,565,895)	$-	$84,113,850

See accompanying notes to unaudited consolidated financial statements